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DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



                                                SECOND  SECOND      YEAR
REGULATION           STATEMENT CAPTION           QTR.    QTR.      TO DATE
                                                 1994    1993    1994  1993

5-02 (1)            Cash and Cash Items           9852  11717   9852  11717
5-02 (2)            Marketable Securities        66594  67432  66594  67432
5-02 (3)(b)(1)      Notes Receivable            165306 143028 165306 143028
5-02 (4)            Allowance for Doubtful
                      Accounts                    1879   1920   1879   1920

5-02 (15)           Total Assets                252080 233996 252080 233996

5-02 (24)           Other Liabilities           229044 213346 229044 213346
5-02 (30)           Common Stock                   709   2804    709   2804
5-02 (31)(a)(2)     Additional Capital Other      8780   6454   8780   6454
5-02 (31)(a)(3)(ii) Retained Earnings -
                      Unappropriated             13535  11392  13535  11392

5-03 (b)(1)(e)      Other Revenues                5195   5060  10327  10130

5-03 (b)(2)(e)      Cost of Other Revenues        2233   2222   3593   4411
5-03 (b)(8)         Interest and Amortization
                     of Debt Discount             1846   1792   4448   3621
5-03 (b)(10)        Income Before Taxes and
                      Other Items                 1116   1046   2286   2098

5-03 (b)(11)        Income Tax Expense             364    353    707    651
5-03 (b)(14)        Income/Loss from Continuing
                      Operations                   752    693   1579   1447

5-03 (b)(19)        Net Income or Loss             752    693   1579   1447